KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS IMPROVED FIRST QUARTER OPERATING RESULTS

DALLAS, TEXAS . . . May 15, 2012 . . . Keystone Consolidated Industries, Inc. (OTCQB: KYCN), reported operating income before pension and other postretirement benefit (“OPEB”) credits for the first quarter of 2012 of $8.85 million, as compared to $8.15 million in the first quarter of 2011.  The improved operating results were primarily due to an increase in shipment volumes, a slightly higher margin between selling prices and raw material costs, increased productivity and lower utility costs, partially offset by higher accrued incentive compensation expense as a result of the Company’s higher profitability.

Because the amount of the Company’s net periodic defined benefit pension and OPEB expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before pension and OPEB expense or credits.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB expense or credits is set forth in the following table.

	Three months ended
	March 31,
	2011	2012
	(In thousands)

Operating income as reported	$14,200	$12,326
Defined benefit pension credit	(4,750)	(1,899)
OPEB credit	(1,300)	(1,577)
Operating income before pension and OPEB	$8,150	$8,850

Net income for the first quarter of 2012 was $7.3 million, or $0.60 per diluted share, as compared to net income of $8.0 million, or $0.66 per diluted share, in the first quarter of 2011.  The decrease in net income was primarily due to a $2.9 million lower defined benefit pension credit during the first quarter of 2012, partially offset by the slightly better operating income before pension and OPEB credits as discussed above.

Primarily due to a $45 million decrease in Keystone’s pension plans’ assets as well as a 101 basis point reduction in the applicable discount rate during 2011, the Company currently expects to record a defined benefit pension credit of only $7.6 million during 2012 as compared to the $24.4 million defined benefit pension credit it recorded during 2011.  Accordingly, Keystone recorded a defined benefit pension credit of $1.9 million during the first quarter of 2012 as compared to the $4.8 million credit recorded during the first quarter of 2011.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	Availability of raw materials,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes thereof,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation and U.S. Environmental Protection Agency investigations,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime, supply disruptions and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	The ability of the Company’s customers to obtain adequate credit,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB expense or credits, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB expense or credits provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire and wire rod.  Keystone also manufactures wire mesh, coiled rebar, steel bar and other products.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is quoted on the OTCQB (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Summary of Operations
(In thousands, except per share data)

	Three months ended
	March 31,
	2011	2012
	(unaudited)

Net sales	$134,163	$153,293
Cost of goods sold	(120,734)	(137,220)

Gross margin	$13,429	$16,073

Operating income	$14,200	$12,326

Income before income taxes	$14,048	$11,689
Provision for income taxes	(6,085)	(4,424)
Net income	$7,963	$7,265

Basic and diluted net income per share	$0.66	$0.60

Basic and diluted weighted average
shares outstanding	12,102	12,102